Exhibit 99.1
MARTIN MIDSTREAM PARTNERS
ANNOUNCES 2008 CAPITAL BUDGET AND INCREASE IN REVOLVER
COMMITMENTS UNDER ITS CREDIT FACILITY
     KILGORE, Texas, January 2, 2008 /PRNewswire-FirstCall via COMTEX/ —Martin Midstream Partners L.P. (Nasdaq: MMLP) announced today that on December 28, 2007 it entered into a Second Amendment to its Second Amended and Restated Credit Agreement with Royal Bank of Canada and the other financial institutions that are a party thereto. This amendment modified MMLP’s existing Credit Agreement to exercise the remaining portion of the accordion and thereby increase the revolver commitments under the Credit Agreement from $120 million to $195 million. All other material terms of the Credit Agreement were unchanged. The additional $75.0 million in revolver commitments is intended to provide MMLP with the capital necessary to execute its $100 million organic growth plan in 2008.
     As of December 31, 2007, MMLP had approximately $95.0 million in revolving credit borrowings and $0.1 million in letters of credit outstanding under the Credit Agreement, leaving approximately $99.9 million available for future revolver borrowings and letters of credit. Amounts borrowed and repaid under the revolving credit facility portion of the Credit Agreement may be re-borrowed. As of December 31, 2007, MMLP also had approximately $130.0 million of indebtedness outstanding under the term loan facility portion of the Credit Agreement.
     The 2008 organic growth budget of $100 million includes approximately $50 million for MMLP’s Terminalling & Storage segment, $40 million for MMLP’s Marine Transportation segment and $10 million for MMLP’s Natural Gas Services segment. Major capital projects included in the 2008 budget include an expansion of the Company’s Mont Belvieu railrack facility and new construction of marine equipment, including six inland double-hull tank barges, one offshore double-hull tank barge and three new 2,400 horsepower inland pushboats. Other projects in the 2008 budget include various upgrades and expansions of existing assets in MMLP’s Terminalling & Storage, Marine Transportation and Natural Gas Services segments.
     Ruben Martin, President and Chief Executive Officer of Martin Midstream GP LLC, the general partner of Martin Midstream Partners, said “We would like to thank the participating banks for their continued support of the Company. Despite the challenging credit markets, we were oversubscribed by a significant margin reflecting the banks confidence in our Company and our organic growth strategy. Our 2008 growth capex plan is the largest in the history of the Company and demonstrates our continued commitment to disciplined growth through low-multiple, organic growth projects.”
About Martin Midstream Partners
     Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Company’s primary business lines include: terminalling and storage services for petroleum products and by-products;

natural gas services; marine transportation services for petroleum products and by-products; sulfur gathering, processing and distribution; and fertilizer manufacturing and distribution.
     Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.
Forward-Looking Statements
     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Contact:
     Robert D. Bondurant, Executive Vice President and Chief Financial Officer of Martin Midstream GP LLC, the Company’s general partner, at (903) 983-6250.

2